Exhibit 99.1

Oaktree Specialty Lending Corporation Announces Second Fiscal Quarter 2020 Financial

Results and Declares Distribution of $0.095 Per Share

LOS ANGELES, CA, May 7, 2020 - Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter ended March 31, 2020.

Financial Highlights for the Quarter Ended March 31, 2020

•

Total investment income was $34.2 million ($0.24 per share) for the second fiscal quarter of 2020, up from $31.0 million ($0.22 per share) for the first fiscal quarter of 2020, primarily as a result of higher original issue discount (“OID”) acceleration and prepayment fees from exits of investments as well as higher structuring fees on new originations as compared to the prior quarter.

•

GAAP net investment income was $22.8 million ($0.16 per share) for the second fiscal quarter of 2020, up from $7.8 million ($0.06 per share) for the first fiscal quarter of 2020, resulting from higher investment income and lower net expenses mainly due to a reversal of previously accrued Part II incentive fees in the quarter as a result of unrealized depreciation on investments. This was partially offset by higher interest expense resulting from higher average borrowings outstanding during the quarter.

•

Adjusted net investment income was $16.2 million ($0.12 per share) for the second fiscal quarter of 2020, up from $14.1 million ($0.10 per share) for the first fiscal quarter of 2020, primarily as a result of higher investment income, partially offset by higher interest expense.

•

Net asset value (“NAV”) per share was $5.34 as of March 31, 2020, down 19% from $6.61 as of December 31, 2019. The decrease in NAV was primarily due to increased market volatility and wider credit spreads resulting from the COVID-19 pandemic. The decline in the fair value of the investment portfolio was primarily unrealized and concentrated in liquid senior secured loans, which experienced sharp price declines in March.

•

Originated $272.9 million of new investment commitments and received $154.5 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended March 31, 2020. Of these new investment commitments, 76.8% were first lien loans, 7.8% were second lien loans and 15.4% were subordinated debt investments.

•	Total debt outstanding was $704.8 million as of March 31, 2020. The total debt to equity ratio was 0.94x, and the net debt to equity ratio was 0.82x, after adjusting for cash and cash equivalents.

•

The Company issued $300 million of unsecured notes during the quarter ended March 31, 2020 that mature on February 25, 2025 and bear interest at a rate of 3.500%. Proceeds from the sale of notes were used to redeem $161 million of unsecured notes previously outstanding and pay down borrowings on the Company’s revolving credit facility.

•

Liquidity as of March 31, 2020 was comprised of $89.5 million of unrestricted cash and cash equivalents and $295.2 million of undrawn capacity on its credit facility (subject to borrowing base and other limitations). Unfunded investment commitments were $91.6 million, with approximately $61 million that can be drawn immediately as the remaining amount is subject to certain milestones that must be met by portfolio companies.

•

A quarterly cash distribution was declared of $0.095 per share, which is consistent with the Company’s prior eight distributions. The distribution will be paid in cash and is payable on June 30, 2020 to stockholders of record on June 15, 2020.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “During this challenging period adjusted net investment income grew by 15%, reflecting portfolio growth on robust origination activity and opportunistic purchases in March. Our Board of Directors declared a $0.095 cash distribution payable in June, which is consistent with our prior eight distributions.”

“We successfully priced a public offering of $300 million of 3.500% unsecured notes in February, using proceeds to redeem $161 million of unsecured notes that had a blended coupon rate of approximately 6.0% and pay down borrowings under our credit facility,” Mr. Panossian continued. “This transaction enhanced our liquidity position and significantly reduced our cost of funding. While the broader market volatility resulting from the COVID-19 pandemic led to a decline in the prices of certain liquid debt investments in March, we have experienced some recovery in the prices of these investments through the end of April. In this environment we will continue to opportunistically deploy capital. For example, in April, we committed $132 million across 13 companies, including a co-investment with our flagship Opportunities funds. We believe these transactions present an attractive risk-reward and will benefit our stockholders over the long term.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.095 per share, payable on June 30, 2020 to stockholders of record on June 15, 2020.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended
($ in thousands, except per share data)	March 31, 2020 (unaudited)	December 31, 2019 (unaudited)	March 31, 2019 (unaudited)
GAAP operating results:
Interest income	$29,898	$28,405	$34,309
PIK interest income	1,946	1,161	2,280
Fee income	2,050	1,071	1,132
Dividend income	277	323	523

Total investment income	34,171	30,960	38,244
Net expenses	11,330	23,124	20,535

Net investment income	22,841	7,836	17,709
Net realized and unrealized gains (losses), net of taxes	(188,308)	6,007	46,776

Net increase (decrease) in net assets resulting from operations	$(165,467)	$13,843	$64,485

Net investment income per common share	$0.16	$0.06	$0.13
Net realized and unrealized gains (losses), net of taxes per common share	$(1.33)	$0.04	$0.33
Earnings (loss) per common share — basic and diluted	$(1.17)	$0.10	$0.46
Non-GAAP Financial Measures[1]:
Adjusted net investment income	$16,233	$14,087	$17,709
Adjusted net investment income per common share	$0.12	$0.10	$0.13

[1]

See Non-GAAP Financial Measures — Adjusted Net Investment Income below for a description of this non-GAAP measure and a reconciliation from net investment income to adjusted net investment income, including on a weighted-average per share basis. The Company’s management uses this non-GAAP financial measure internally to analyze and evaluate financial results and performance and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to capital gains incentive fees. The presentation of adjusted net investment income is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

	As of
($ in thousands, except per share data and ratios)	March 31, 2020 (unaudited)	December 31, 2019 (unaudited)	September 30, 2019
Select balance sheet and other data:
Cash and cash equivalents	$89,509	$21,527	$15,406
Investment portfolio at fair value	1,392,187	1,467,627	1,438,042
Total debt outstanding (net of unamortized financing costs)	698,686	536,468	473,367
Net assets	752,224	931,082	930,630
Net asset value per share	5.34	6.61	6.60
Total debt to equity ratio	0.94x	0.58x	0.51x
Net debt to equity ratio	0.82x	0.56x	0.49x

Total investment income for the quarter ended March 31, 2020 was $34.2 million and included $29.9 million of interest income from portfolio investments, $1.9 million of payment-in-kind (“PIK”) interest income, $2.1 million of fee income and $0.3 million of dividend income. Total investment income increased by $3.2 million as compared to the quarter ended December 31, 2019, primarily reflecting higher OID acceleration and prepayment fees from exits of investments as compared to the prior quarter as well as higher structuring fees on new originations as compared to the prior quarter.

Net expenses for the quarter totaled $11.3 million, down $11.8 million from the quarter ended December 31, 2019. The decrease in net expenses was primarily due to a $6.6 million reversal of previously accrued Part II incentive fees in the current quarter as a result of unrealized depreciation on investments and a $5.2 million reversal of previously accrued fee waivers2 in the prior quarter.

[2]

To ensure compliance with Section 15(f) of the Investment Company Act, Oaktree Capital Management, L.P. (“Oaktree”) entered into a two-year contractual fee waiver with the Company, which ended on October 17, 2019, pursuant to which Oaktree waived any management or incentive fees payable under the investment advisory agreement that exceeded what would have been paid to the Company’s former investment adviser in the aggregate under the former investment advisory agreement. At the end of the two-year period, Oaktree permanently waived $3.9 million. Prior to the end of the two-year period, amounts potentially subject to waiver under the two-year contractual fee waiver were accrued quarterly based on a theoretical “liquidation basis.” As of September 30, 2019, the Company had accrued cumulative fee waivers of $9.1 million. During the three months ended December 31, 2019, the Company reversed $5.2 million of previously accrued fee waivers since the two-year fee waiver period has ended.

Adjusted net investment income was $16.2 million ($0.12 per share) for the quarter ended March 31, 2020, up from $14.1 million ($0.10 per share) for the quarter ended December 31, 2019, primarily reflecting higher investment income, partially offset by higher interest expense resulting from additional borrowings during the quarter.

Oaktree has voluntarily deferred the payment of Part I incentive fees incurred by the Company during the quarter ended March 31, 2020.

Net realized and unrealized losses, net of taxes, were $188.3 million for the quarter, and included $145 million of unrealized losses related to liquid debt investments1 and $41 million of unrealized losses in private investments on investments still held at March 31, 2020.

Portfolio and Investment Activity

	As of
($ in thousands)	March 31, 2020 (unaudited)	December 31, 2019 (unaudited)	March 31, 2019 (unaudited)
Investments at fair value	$1,392,187	$1,467,627	$1,504,888
Number of portfolio companies	128	106	110
Average portfolio company debt size	$11,900	$15,300	$15,000
Asset class:
Senior secured debt	81.9%	79.5%	78.9%
Unsecured debt	5.8%	4.8%	8.0%
Equity	5.5%	6.7%	4.2%
SLF JV I	6.6%	8.8%	8.4%
Limited partnership interests	0.2%	0.2%	0.5%
Non-accrual debt investments:
Non-accrual investments at fair value	$5,864	$461	$85,854
Non-accrual investments as a percentage of debt investments	0.5%	—%	6.1%
Number of investments on non-accrual	3	3	6
Interest rate type:
Percentage floating-rate	90.6%	90.6%	86.3%
Percentage fixed-rate	9.4%	9.4%	13.7%
Yields:
Weighted average yield on debt investments[2]	8.0%	8.6%	9.0%
Cash component of weighted average yield on debt investments	6.9%	7.8%	8.3%
Weighted average yield on total portfolio investments[3]	7.5%	7.9%	8.3%
Investment activity:
New investment commitments	$272,900	$134,200	$100,000
New funded investment activity[4]	$251,700	$136,200	$111,100
Proceeds from prepayments, exits, other paydowns and sales	$154,500	$97,000	$120,700
Net new investments[5]	$97,200	$39,200	$(9,600)
Number of new investment commitments in new portfolio companies	32	9	5
Number of new investment commitments in existing portfolio companies	8	4	1
Number of portfolio company exits	10	7	4

[1]	Includes Level 2 and Level 3 debt securities that are valued based on broker quotations.
[2]

Annual stated yield earned plus net annual amortization of original issue discount or premium earned on accruing investments, including the Company’s share of the return on debt investments in the SLF JV I.

[3]

Annual stated yield earned plus net annual amortization of original issue discount or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in the SLF JV I.

[4]	New funded investment activity includes drawdowns on existing revolver commitments.
[5]	Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of March 31, 2020, the fair value of the investment portfolio was $1.4 billion and was comprised of investments in 128 companies. These included debt investments in 103 companies, equity investments in 32 companies, including our limited partnership interests in two private equity funds, and the Company’s investment in Senior Loan Fund JV I, LLC (“SLF JV I”). Eight of the equity investments were in companies in which the Company also had a debt investment.

As of March 31, 2020, 94.3% of the Company’s portfolio at fair value as of March 31, 2020 consisted of debt investments, including 62.3% of first lien loans, 19.6% of second lien loans and 12.4% of unsecured debt investments, including the debt investments in SLF JV I. This compared to 56.7% of first liens, 22.8% of second liens and 11.4% of unsecured debt investments, including the debt investments in SLF JV I at fair value as of December 31, 2019. First lien loans increased from 56.7% to 62.3% sequentially, reflecting the Company’s efforts to gradually migrate the portfolio towards more senior securities.

During the quarter ended March 31, 2020, with the exception of one portfolio company that modified its scheduled interest payment to PIK in order to preserve liquidity, all of the Company’s portfolio companies made their scheduled interest payments.

As of March 31, 2020, non-accruals represented 1.8% of the debt portfolio at cost and 0.5% at fair value. Two liquid debt investments were added to non-accrual status during the quarter after experiencing price deterioration in the quarter. Together these two investments represented 0.7% of the debt portfolio at cost and 0.4% at fair value

The Company’s investments in SLF JV I totaled $92.2 million at fair value as of March 31, 2020, down 28% from $128.5 million as of December 31, 2019. The sequential decline in the value of the Company’s investments in SLF JV I was primarily driven by SLF JV I’s use of leverage and unrealized price declines in the underlying investment portfolio resulting from the broader market volatility. Excluding the impact of leverage, SLF JV I’s underlying investment portfolio at fair value declined 13% during the quarter ended March 31, 2020.

As of March 31, 2020, SLF JV I had $329.6 million in assets, including senior secured loans to 53 portfolio companies. This compared to $351.7 million in assets, including senior secured loans to 51 portfolio companies, as of December 31, 2019. The joint venture generated income of $2.1 million for the Company during the quarter ended March 31, 2020, down slightly from $2.2 million in the prior quarter. As of March 31, 2020, SLF JV I had $56.1 million of undrawn capacity (subject to borrowing base and other limitations) on its $250 million senior revolving credit facility, and its debt to equity ratio was 1.8x.

Liquidity and Capital Resources

On February 25, 2020, the Company closed on its public offering of $300 million aggregate principal amount of 3.500% notes due 2025 (the “2025 Notes”). Net proceeds from this offering were used to reduce outstanding debt, including the redemption in full of the $75 million 5.875% unsecured notes due 2024 and $86 million 6.125% unsecured notes due 2028, as well as a portion of the borrowings under its revolving credit facility.

The Company was in compliance with all financial covenants under its credit facility as of March 31, 2020.

As of March 31, 2020, the Company had total principal value of debt outstanding of $704.8 million, including $404.8 million of outstanding borrowings under the revolving credit facility and $300 million of unsecured notes. The funding mix was comprised of 57% secured and 43% unsecured borrowings as of March 31, 2020. The Company has no near-term debt maturities, as the next scheduled maturity is for the revolving credit facility in February 2024.

As of March 31, 2020, the Company had $89.5 million of unrestricted cash and cash equivalents and $295.2 million of undrawn capacity on its credit facility (subject to borrowing base and other limitations). Unfunded investment commitments were $91.6 million as of March 31, 2020, with approximately $61 million that can be drawn immediately as the remaining amount is subject to certain milestones that must be met by portfolio companies. The Company has analyzed cash and cash equivalents, availability under our credit facility, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believe our liquidity and capital resources are sufficient to take advantage of market opportunities in the current economic climate.

As of March 31, 2020, the weighted average interest rate on debt outstanding was 3.1%, down from 4.5% as of December 31, 2019, primarily reflecting the impact of the issuance of the 2025 Notes and the redemption of the 5.875% unsecured notes due 2024 and the 6.125% unsecured notes due 2028 as well as the impact of decreases in LIBOR on the Company’s revolving credit facility.

During the quarter, the Company increased its target debt to equity ratio from 0.70x to 0.85x to 0.85x to 1.0x as the Company plans to continue to opportunistically deploy capital into the markets. The Company’s total debt to equity ratio was 0.94x and 0.58x as of March 31, 2020 and December 31, 2019, respectively. Net debt to equity ratio was 0.82x and 0.56x as of March 31, 2020 and December 31, 2019, respectively.

Recent Developments

From April 1, 2020 to April 30, 2020, originations totaled $132 million with a weighted average yield of 10.6% and were primarily comprised of opportunistic purchases made in both the private and public markets. Of these new investment commitments, 50% were first lien loans, 5% were second lien loans and 45% were subordinated debt investments.

As of April 30, 2020, the Company had $68 million of unrestricted cash and cash equivalents and $260 million of undrawn capacity on its credit facility (subject to borrowing base and other limitations). Unfunded investment commitments were $122 million as of April 30, 2020, with approximately $76 million that can be drawn immediately as the remaining amount is subject to certain milestones that must be met by portfolio companies.

On May 6, 2020, the Company amended its revolving credit facility (1) to reduce the minimum shareholders’ equity covenant from $700 million to $550 million, (ii) to increase the interest rate margin up to 2.75% on LIBOR loans or 1.75% on alternative base rate loans if the Company’s minimum shareholders’ equity is below $700 million depending on its senior coverage ratio and (iii) to reduce the maximum size of the facility under the “accordion” feature to the greater of $800 million or the Company’s net worth on the date of such increase.

Non-GAAP Financial Measures

Adjusted Net Investment Income

On a supplemental basis, the Company is disclosing adjusted net investment income and per share adjusted net investment income, each of which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP (“non-GAAP”). Adjusted net investment income represents net investment income, excluding capital gains incentive fees (“Part II incentive fee”). The Company’s management uses this non-GAAP financial measure internally to analyze and evaluate financial results and performance and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to capital gains incentive fees. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized capital depreciation on a cumulative basis. Refer to Note 11 – Related Party Transactions in our Quarterly Report on Form 10-Q for further discussion. The Company believes that adjusted net investment income is a useful performance measure because it reflects the net investment income produced on the Company’s investments during a period without giving effect to any changes in the value of such investments and any related capital gains incentive fees between periods. The presentation of adjusted net investment income is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented:

	For the three months ended
	March 31, 2020 (unaudited)		December 31, 2019 (unaudited)		March 31, 2019 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net investment income	$22,841	$0.16	$7,836	$0.06	$17,709	$0.13
Part II incentive fee (net of waivers)	(6,608)	(0.05)	6,251	0.04	—	—

Adjusted net investment income	$16,233	$0.12	$14,087	$0.10	$17,709	$0.13

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its second fiscal quarter 2020 results at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on May 7, 2020. The conference call may be accessed by dialing (877) 507-3275 (U.S. callers) or +1 (412) 317-5238 (non-U.S. callers), participant password “Oaktree Specialty Lending.” Alternatively, a live webcast of the conference call can be accessed on Oaktree Specialty Lending’s website, www.oaktreespecialtylending.com. During the earnings conference call, Oaktree Specialty Lending intends to refer to an investor presentation that will be available on Oaktree Specialty Lending’s website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Specialty Lending’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 10141939, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The Company seeks to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended. Oaktree Specialty Lending is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements may include statements as to: our future operating results and distribution projections; our business prospects and the prospects of our portfolio companies; and the impact of the investments that we expect to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in our annual report on Form 10-K and our quarterly reports on Form 10-Q. Other factors that could cause actual results to differ materially include: changes in the economy, financial markets and political environment; risks associated with possible disruption in our operations or the economy generally due to terrorism, natural disasters or the COVID-19 pandemic; future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in our operating areas, particularly with respect to business development companies or regulated investment companies; general considerations associated with the COVID-19 pandemic; and other considerations that may be disclosed from time to time in our publicly disseminated documents and filings.

We have based the forward-looking statements included in this presentation on information available to us on the date of this presentation, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212) 284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	March 31, 2020 (unaudited)	December 31, 2019 (unaudited)	September 30, 2019
ASSETS
Investments at fair value:
Control investments (cost March 31, 2020: $255,739; cost December 31, 2019: $205,608; cost September 30, 2019: $224,255)	$187,267	$192,528	$209,178
Affiliate investments (cost March 31, 2020: $10,487; cost December 31, 2019: $8,449; cost September 30, 2019: $8,449)	9,414	9,106	9,170
Non-control/Non-affiliate investments (cost March 31, 2020: $1,362,354; cost December 31, 2019: $1,324,201; cost September 30, 2019: $1,280,310)	1,195,506	1,265,993	1,219,694

Total investments at fair value (cost March 31, 2020: $1,628,580; cost December 31, 2019: $1,538,258; cost September 30, 2019: $1,513,014)	1,392,187	1,467,627	1,438,042
Cash and cash equivalents	89,509	21,527	15,406
Interest, dividends and fees receivable	6,217	10,356	11,167
Due from portfolio companies	1,774	2,931	2,616
Receivables from unsettled transactions	1,868	5,458	4,586
Deferred financing costs	5,671	6,034	6,396
Deferred offering costs	45	65	—
Deferred tax asset, net	821	—	—
Derivative assets at fair value	1,268	—	490
Other assets	2,267	2,602	2,335

Total assets	$1,501,627	$1,516,600	$1,481,038

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$1,750	$1,540	$1,589
Base management fee and incentive fee payable	8,739	15,971	10,167
Due to affiliate	2,651	2,548	2,689
Interest payable	1,681	2,402	2,296
Payable to syndication partners	—	1	—
Payables from unsettled transactions	35,896	24,687	59,596
Derivative liability at fair value	—	972	—
Deferred tax liability	—	929	704
Credit facility payable	404,825	377,825	314,825
Unsecured notes payable (net of $3,645, $2,607 and $2,708 of unamortized financing costs as of March 31, 2020, December 31, 2019 and September 30, 2019, respectively)	293,861	158,643	158,542

Total liabilities	749,403	585,518	550,408

Commitments and contingencies
Net assets:
Common stock, $0.01 par value per share, 250,000 shares authorized; 140,961 shares issued and outstanding as of March 31, 2020, December 31, 2019 and September 30, 2019	1,409	1,409	1,409
Additional paid-in-capital	1,487,774	1,487,774	1,487,774
Accumulated overdistributed earnings	(736,959)	(558,101)	(558,553)

Total net assets (equivalent to $5.34, $6.61 and $6.60 per common share as of March 31, 2020, December 31, 2019 and September 30, 2019, respectively)	752,224	931,082	930,630

Total liabilities and net assets	$1,501,627	$1,516,600	$1,481,038

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended March 31, 2020 (unaudited)	Three months ended December 31, 2019 (unaudited)	Three months ended March 31, 2019 (unaudited)	Six months ended March 31, 2020	Six months ended March 31, 2019
Interest income:
Control investments	$2,393	$2,551	$2,852	$4,944	$6,191
Affiliate investments	138	114	22	252	35
Non-control/Non-affiliate investments	27,149	25,659	31,231	52,808	63,398
Interest on cash and cash equivalents	218	81	204	299	474

Total interest income	29,898	28,405	34,309	58,303	70,098

PIK interest income:
Control investments	—	—	—	—	67
Non-control/Non-affiliate investments	1,946	1,161	2,280	3,107	3,045

Total PIK interest income	1,946	1,161	2,280	3,107	3,112

Fee income:
Control investments	8	6	7	14	13
Affiliate investments	5	5	5	10	9
Non-control/Non-affiliate investments	2,037	1,060	1,120	3,097	2,312

Total fee income	2,050	1,071	1,132	3,121	2,334

Dividend income:
Control investments	277	323	523	600	976

Total dividend income	277	323	523	600	976

Total investment income	34,171	30,960	38,244	65,131	76,520

Expenses:
Base management fee	5,295	5,607	5,731	10,902	11,299
Part I incentive fee	3,444	2,988	3,813	6,432	7,541
Part II incentive fee	(6,608)	1,051	8,170	(5,557)	9,990
Professional fees	669	640	499	1,309	1,465
Directors fees	142	143	142	285	285
Interest expense	7,215	6,535	8,970	13,750	17,874
Administrator expense	393	428	406	821	1,169
General and administrative expenses	780	532	705	1,312	1,336

Total expenses	11,330	17,924	28,436	29,254	50,959
Reversal of fees waived / (fees waived)	—	5,200	(7,901)	5,200	(9,465)

Net expenses	11,330	23,124	20,535	34,454	41,494

Net investment income	22,841	7,836	17,709	30,677	35,026

Unrealized appreciation (depreciation):
Control investments	(55,392)	1,997	3,868	(53,395)	(1,952)
Affiliate investments	(1,730)	(64)	(181)	(1,794)	(181)
Non-control/Non-affiliate investments	(108,651)	2,408	17,108	(106,243)	16,324
Secured borrowings	—	—	(76)	—	(95)
Foreign currency forward contracts	2,240	(1,462)	753	778	401

Net unrealized appreciation (depreciation)	(163,533)	2,879	21,472	(160,654)	14,497

Realized gains (losses):
Control investments	777	—	—	777	—
Non-control/Non-affiliate investments	(24,777)	3,839	25,899	(20,938)	42,660
Extinguishment of unsecured notes payable	(2,541)	—	—	(2,541)	—
Foreign currency forward contracts	61	(551)	(686)	(490)	515

Net realized gains (losses)	(26,480)	3,288	25,213	(23,192)	43,175

Provision for income tax (expense) benefit	1,705	(160)	91	1,545	(495)

Net realized and unrealized gains (losses), net of taxes	(188,308)	6,007	46,776	(182,301)	57,177

Net increase (decrease) in net assets resulting from operations	$(165,467)	$13,843	$64,485	$(151,624)	$92,203

Net investment income per common share — basic and diluted	$0.16	$0.06	$0.13	$0.22	$0.25
Earnings (loss) per common share — basic and diluted	$(1.17)	$0.10	$0.46	$(1.08)	$0.65
Weighted average common shares outstanding — basic and diluted	140,961	140,961	140,961	140,961	140,961